Exhibit No. 99.2

FORGENT/ASURE LETTERHEAD

August 26, 2009

Richard N. Snyder
108 Wild Basin Road South
Austin, Texas 78746

Re:          Retention Agreement

Dear Dick:

The FY 2009 Annual Meeting of Stockholders of the Company is scheduled for August 28, 2009.  The Company believes, and has confirmed to you, that your agreement of several months ago to continue to serve the Company through the Annual Meeting is in the best interests of the stockholders.  Accordingly, and in consideration of such agreement, the Company agrees to pay you a retention payment on the following terms and conditions:

1.             Benefits.  Upon the execution hereof, the Company shall pay you a single lump sum cash payment in an amount equal to (i) $75,000, plus (ii) $20,000 (being the approximate total amount that you would have to pay for COBRA premiums in order to maintain COBRA benefits for yourself and your dependents for 12 months at current rates) (collectively, the “Cash Payment Amount”).

2.             Termination of Parachute Agreements.  Concurrently with the Company’s payment to you of the amount specified in Section 3, any Parachute Agreements by and between the Company and you shall be terminated in their entirety.

3.             Miscellaneous.

(a)           Entire Agreement. This agreement contains the entire agreement among the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.

(b)           Law Governing. This agreement shall be governed by and construed in accordance with the local, internal laws of the State of Texas.

(c)           Successors and Assigns. This agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(d)           Severability. If any provision of this agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the parties as expressed herein, the remainder of this agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

(e)           Amendment. This agreement may only be amended by written instrument or agreement signed by both parties.

If this agreement accurately reflects your understanding of our agreement, please so indicate by executing this agreement in the space provided below and returning it to the undersigned.  Thank you.

ACKNOWLEDGED AND AGREED,	Very truly yours,
THIS 26th DAY OF AUGUST 2009
FORGENT NETWORKS, INC.
/s/Richard Snyder	D/B/A ASURE SOFTWARE
[Signature]
	By:	/s/Nancy L. Harris
Richard Snyder	Name:	Nancy L. Harris
[Print Name]	Title:	Chief Executive Officer